Exhibit 99.1

HALOZYME REPORTS THIRD QUARTER 2022 FINANCIAL AND OPERATING RESULTS

Third Quarter Revenue Increased 80% YOY to $209 million, with GAAP Diluted Earnings per Share of $0.44 and Non-GAAP Diluted Earnings per Share of $0.741

Record Third Quarter Royalty Revenue Increased 70% YOY to $99.6 million

Reiterating 2022 Revenue Guidance of $655 Million to $685 Million, Representing 48%-55% Growth over Reported 2021 Revenue

SAN DIEGO, November 8, 2022 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme”) today reported its financial and operating results for the third quarter ended September 30, 2022 and provided an update on its recent corporate activities and outlook.

“Our third quarter accomplishments are reflective of the expanded opportunities and capabilities at Halozyme that support an enhanced and extended revenue and earnings growth trajectory. DARZALEX® SC and Phesgo® have continued to demonstrate strong momentum driving 70% year-over-year royalty revenue growth in the third quarter. Our partners also continued to advance their development pipelines with ENHANZE®. Our Wave 3 products represent the most near-term opportunities with the potential to launch between 2023 and 2025. We are excited for argenx’s biologics license application to the FDA for efgartigimod SC with ENHANZE® for Myasthenia Gravis as well as Roche’s plans for regulatory submissions for Tecentriq® SC in the U.S. and EU,” said Dr. Helen Torley, president and chief executive officer of Halozyme. “Our leadership in drug delivery technologies and innovative commercial products have augmented our growth initiatives, diversified our revenue streams and extended revenue durability. We look forward to further strengthening our position as the drug delivery partner of choice for pharmaceutical and biotechnology companies with both ENHANZE® and our auto-injectors.”

Recent Partner Highlights:
•In October 2022, Roche Pharmaceuticals China announced the approval of Herceptin (trastuzumab injection subcutaneous with ENHANZE®) in China for the treatment of patients with early-stage and metastatic HER2-positive breast cancer.
•In September 2022, Janssen initiated a Phase 3 study of lazertinib and amivantamab with ENHANZE® in patients with epidermal growth factor receptor (EGFR)-mutated advanced or metastatic non-small cell lung cancer (PALOMA-3).

•In September 2022, argenx announced the submission of a biologics license application (“BLA”) to the U.S. Food and Drug Administration (“FDA”) for subcutaneous (“SC”) efgartigimod for the treatment of adults with generalized myasthenia gravis (“MG”). SC efgartigimod is co-formulated with ENHANZE®.
•In September 2022, Chugai Pharmaceutical Co., Ltd. (a Member of the Roche Group) announced the submission of a New Drug Application in Japan for fixed-dose subcutaneous combination of pertuzumab and trastuzumab (same monoclonal antibodies as Phesgo® in U.S. and EU).
•In August 2022, Bristol Myers Squibb (“BMS”) initiated a Phase 3 trial to compare the drug levels of nivolumab with ENHANZE® administered subcutaneously versus intravenous administration in participants with melanoma following complete resection (CheckMate-6GE).
•In August 2022, Roche announced that the Phase III IMscin001 study evaluating a subcutaneous formulation of Tecentriq® (atezolizumab) with ENHANZE® met its co-primary endpoints. The study showed non-inferior levels of Tecentriq® in the blood (pharmacokinetics), when injected subcutaneously, compared with intravenous infusion, in cancer immunotherapy-naïve patients with advanced or metastatic non-small cell lung cancer for whom prior platinum therapy has failed. The safety profile of the SC formulation was consistent with IV Tecentriq®. Roche announced that they will submit the data for regulatory approval to health authorities globally, including the FDA, resulting in revenue recognition of $19 million for Halozyme in Q3 2022 for associated milestones.
•In July 2022, Takeda announced positive topline results from pivotal Phase 3 trial evaluating HYQVIA® (Immunoglobulin infusion 10% (Human) with rHuPH20), for maintenance treatment of chronic inflammatory demyelinating polyradiculoneuropathy (“CIDP”).

Recent Corporate Highlights:
•In August 2022, we completed the sale of $720 million in aggregate principal amount of 1.00% Convertible Senior Notes due 2028. We used a portion of the net proceeds to facilitate an induced conversion with certain holders of our outstanding 1.25% Convertible Senior Notes due 2024. In connection with the induced conversion, we paid the note holders $77.6 million in cash and issued 1.51 million shares. We also used portions of the net proceeds to repay all of the $250 million term loan facility due 2026.
•In August 2022, we entered into an amendment to our revolving credit agreement that increased the size of the facility from $350 million to $575 million.
•In the third quarter of 2022, we accelerated $100 million of planned share repurchases from 2023 into 2022, for a total of $200 million planned share repurchases in 2022. In August 2022, we repurchased 2.1 million shares of common stock in open market purchases for $90.2 million at an average price per share of $43.09 and entered into an accelerated share repurchase agreement to repurchase $109.8 million of our common stock, for which we took an initial delivery of 2 million shares.

Third Quarter Financial Highlights:
•Revenue for the third quarter was $209 million compared to $115.8 million for the third quarter of 2021. The 80% year-over-year increase was driven by an increase in royalty revenue primarily attributable to subcutaneous DARZALEX® (daratumumab), the addition of product sales as a result of the Antares Pharma acquisition and an increase in revenues under collaborative agreements due to milestone recognitions from BMS and Roche. Revenue for the quarter included $99.6 million in royalties, an increase of 70% compared to $58.6 million in the prior year period.

•Cost of sales for the third quarter was $47.3 million, compared to $18.6 million for the third quarter of 2021. The year-over-year increase was driven by an increase in product sales as a result of the Antares Pharma acquisition.
•Amortization of intangibles expense in the third quarter was $27.2 million, an increase from no expense in the third quarter of 2021 due to the Antares Pharma acquisition, in which we acquired intangible assets that are amortized over a useful life related to the auto injector technology platform, XYOSTED® and TLANDO®.
•Research and development expenses for the third quarter were $16.7 million, compared to $8.5 million for the third quarter of 2021. The increase is primarily due to planned investments in ENHANZE®, the Antares Pharma acquisition and increases in compensation expense related to the ongoing combined larger workforce.
•Selling, general and administrative expenses for the third quarter were $34.5 million, compared to $13.2 million for the third quarter of 2021. The increase was primarily due to the Antares Pharma acquisition and an increase in compensation expense related to the ongoing combined larger workforce.
•Operating Income in the third quarter of 2022 was $83.3 million, compared to operating income of $75.6 million in the third quarter of 2021.
•Net Income: On a GAAP basis in the third quarter of 2022, net income was $61.6 million, compared with net income of $216.6 million in the third quarter of 2021, which includes the reversal of substantially all of the valuation allowance recorded against the Company's deferred tax assets and resulted in the recognition of a non-cash income tax benefit during the quarter of $142.5 million. Non-GAAP net income was $103.3 million in the third quarter of 2022, compared with non-GAAP net income of $80.5 million in the third quarter of 2021.1 The Company notes that 2022 is the first year in which Halozyme is recording income tax expense as part of its income statement.
•Earnings per Share: On a GAAP basis in the third quarter of 2022, diluted earnings per share was $0.44, compared with $1.48 in the third quarter of 2021. On a non-GAAP basis diluted earnings per share was $0.74, compared with diluted earnings per share of $0.55 in the third quarter of 2021.1
•Cash, cash equivalents and marketable securities were $265.6 million on September 30, 2022, compared to $740.9 million on December 31, 2021.

Financial Outlook for 2022

The Company is reiterating its financial guidance for 2022, which was last provided on August 9, 2022 as a result of the close of the Antares Pharma transaction and strong year-to-date results. For the full year 2022, the Company expects:

•Total revenue of $655 million to $685 million, representing growth of 48% to 55% over 2021 total revenue primarily driven by projected revenue contribution from the Antares business of $115 million to $125 million. The Company expects revenue from royalties to increase by approximately 70% over revenue from royalties in 2021, to approximately $350 million to $360 million.
•GAAP Operating income of $240 million to $265 million, which includes one-time transaction costs of approximately $45 million and amortization of approximately $80 million related to the Antares acquisition. Adjusting for these costs, we expect adjusted operating income of $365 million to $390 million.1

•GAAP net income of $170 million to $195 million and non-GAAP net income of $295 million to $320 million.1 The Company notes that 2022 will be the first full fiscal year in which Halozyme will record income tax expense as part of its income statement.
•GAAP diluted earnings per share of $1.20 to $1.35 due to acquisition related costs in 2022.
•Non-GAAP diluted earnings per share are expected to be $2.10 to $2.25,1 reflective of the projected accretion from the Antares Pharma acquisition.

The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2022 Financial Guidance

Guidance Range
Net Revenue	$655 to $685 million
Operating Income	$240 to $265 million
Adjusted operating income	$365 to $390 million[1]
GAAP Net Income	$170 to $195 million
Non-GAAP Net Income	$295 to $320 million[1]
GAAP Diluted EPS	$1.20 to $1.35
Non-GAAP Diluted EPS	$2.10 to $2.25[1]

Webcast and Conference Call

Halozyme will host its Quarterly Update Conference Call for the third quarter ended September 30, 2022 today, Tuesday, November 8, 2022 at 4:30 p.m. ET/1:30 p.m. PT. The call will be webcast live through the “Investors” section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit the "Investors" section of www.halozyme.com.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. As the innovators of the ENHANZE® technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the delivery of injected drugs and fluids in order to reduce the treatment burden to patients. Having touched more than 600,000 patient lives in post-marketing use in five commercialized products across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics, ViiV Healthcare and Chugai Pharmaceutical.

Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technology that are designed to provide commercial or functional advantages such as improved convenience and tolerability, and enhanced patient comfort and adherence. The Company has a commercial portfolio of proprietary products including XYOSTED®, TLANDO® and NOCDURNA® and partnered commercial products and ongoing product development programs with several pharmaceutical companies including Teva Pharmaceutical, Covis Pharma, Pfizer and Idorsia Pharmaceuticals.

Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.

For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports Non-GAAP net income and Non-GAAP diluted earnings per share, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP net income and Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discount, debt extinguishment expense and certain adjustments to income tax expense. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of Halozyme’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Halozyme considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2022) and expectations for future growth, profitability, total revenue and royalty revenue, net and operating income and earnings-per-share and to repurchase shares under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of larger volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's business may include potential growth and receipt of royalty and milestone payments driven by our partners' development and commercialization efforts, potential new clinical trial study starts, regulatory submissions and product launches, the size and growth prospects of our partners' drug franchises, potential new collaborations and collaborative targets and regulatory review and potential approvals of new partnered or proprietary products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, risks associated with integrating the Antares Pharma business, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contacts:

Tram Bui
VP, Investor Relations and Corporate Communications
609-359-3016
tbui@antarespharma.com

Dawn Schottlandt / Claudia Styslinger
Argot Partners
212-600-1902
Halozyme@argotpartners.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information and adjusted guidance measures are provided at the end.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Royalties	$99,551	$58,563	$254,496	$141,264
Product sales, net	61,427	25,047	129,867	77,173
Revenues under collaborative agreements	47,998	32,220	94,257	122,870
Total revenues	208,976	115,830	478,620	341,307
Operating expenses:
Cost of sales	47,319	18,589	97,184	59,826
Amortization of intangibles	27,193	—	38,596	—
Research and development	16,705	8,486	44,041	25,564
Selling, general and administrative	34,467	13,169	105,777	36,549
Total operating expenses	125,684	40,244	285,598	121,939
Operating income	83,292	75,586	193,022	219,368
Other income (expense):
Investment and other (expense) income, net	641	274	194	771
Inducement expense related to convertible note	(2,712)	—	(2,712)	(20,960)
Interest expense	(7,514)	(1,754)	(12,377)	(5,471)
Net income before income taxes	73,707	74,106	178,127	193,708
Income tax expense	12,073	(142,481)	33,700	(142,232)
Net income	$61,634	$216,587	$144,427	$335,940

Net income per share:
Basic	$0.45	$1.53	$1.05	$2.39
Diluted	$0.44	$1.48	$1.02	$2.28

Shares used in computing net income per share:
Basic	136,527	142,021	137,370	140,815
Diluted	139,387	146,690	141,019	147,652

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$147,159	$118,719
Marketable securities, available-for-sale	118,425	622,203
Accounts receivable, net and contract assets	233,302	90,975
Inventories, net	103,276	53,908
Prepaid expenses and other current assets	51,039	40,482
Total current assets	653,201	926,287
Property and equipment, net	36,674	8,794
Prepaid expenses and other assets	25,783	13,414
Goodwill	199,481	—
Intangible assets, net	948,904	—
Deferred tax assets, net	—	155,434
Restricted cash	500	500
Total assets	$1,864,543	$1,104,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,166	$1,541
Accrued expenses	74,317	24,441
Deferred revenue, current portion	3,586	1,746
Current portion of long-term debt, net	13,315	89,419
Total current liabilities	109,384	117,147

Deferred revenue, net of current portion	2,833	2,530
Long-term debt, net	1,491,156	787,255
Other long-term liabilities	5,418	544
Deferred tax liabilities, net	28,989	—
Contingent liability	129,772	—

Stockholders’ equity:
Common stock	135	138
Additional paid-in capital	13,177	256,347
Accumulated other comprehensive loss	(1,836)	(620)
Retained earnings (accumulated deficit)	85,515	(58,912)
Total stockholders’ equity	96,991	196,953
Total liabilities and stockholders’ equity	$1,864,543	$1,104,429

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2022	2021
GAAP Net Income	$61,634	$216,587
Adjustments:
Inducement expense related to convertible notes	2,712	—
Share-based compensation	6,797	5,399
Amortization of debt discount	3,932	968
Amortization of intangible assets	27,193	—
Transaction costs for business combinations(1)	439	—
Amortization of inventory step-up at fair value(2)	5,830	—
Other one time items	825
Income tax benefit(3)	—	(142,481)
Income tax effect of above adjustments(4)	(6,034)	(5)
Non-GAAP Net Income	$103,328	$80,468

GAAP Diluted EPS	$0.44	$1.48
Adjustments:
Inducement expense related to convertible notes	0.02	—
Share-based compensation	0.05	0.04
Amortization of debt discount	0.03	0.01
Amortization of intangible assets	0.20	—
Transaction costs for business combinations(1)	—	—
Amortization of inventory step-up at fair value(2)	0.04	—
Other one time items	0.01
Income tax benefit(3)	—	(0.97)
Income tax effect of above adjustments(4)	(0.04)	—
Non-GAAP Diluted EPS	$0.74	$0.55

GAAP & Non-GAAP Diluted Shares	139,387	146,690
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amount represents incremental costs including legal fees, accounting fees and advisory fees incurred for the Antares acquisition.
(2)Amount related to amortization of the inventory step-up associated with purchase accounting for the Antares acquisition.
(3)In the third quarter of 2021, the Company recognized a non-cash tax benefit of approximately $142 million related to the release of substantially all of its valuation allowance against its deferred tax assets.
(4)Estimated income tax effect of the Non-GAAP reconciling items are calculated using applicable statutory tax rates, taking into consideration of any valuation allowance.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS 2022 Guidance
(Unaudited)
(In millions, except per share amounts)

	2022	2021
GAAP Net Income	$ 170 - 195	$402.7
Adjustments:
Inducement expense related to convertible notes	3 - 3	21.0
Share-based compensation	24 - 25	20.8
Amortization of debt discount	8 - 8	3.9
Amortization of intangible assets	66 - 66	—
Transaction costs for business combinations	19 - 19	—
Severance and share-based compensation acceleration expense	23 - 23	—
Amortization of inventory step-up at fair value	14 - 15	—
Realized loss from marketable securities	2 - 2
Other one time items	3 - 4
Income tax benefit	—	(154.2)
Income tax effect of above adjustments	(36) - (39)	(0.1)
Non-GAAP Net Income	$ 295 -320	$294.1

GAAP Diluted EPS	$ 1.20 - 1.35	$2.74
Adjustments:
Inducement expense related to convertible notes	0.02 - 0.02	0.14
Share-based compensation	0.17 - 0.18	0.14
Amortization of debt discount	0.06 - 0.06	0.03
Amortization of intangibles	0.47 - 0.47	—
Transaction costs for business combinations	0.14 - 0.14	—
Severance and share-based compensation acceleration expense	0.16 - 0.16	—
Amortization of inventory step-up at fair value	0.10 - 0.11	—
Realized loss from marketable securities	0.01 - 0.01	—
Other one time items	0.02 - 0.03	—
Income tax benefit	—	(1.05)
Income tax effect of above adjustments	(0.26) - (0.28)	—
Non-GAAP Diluted EPS	$ 2.10 - 2.25	$2.00

GAAP & Non-GAAP Diluted Shares	140.0 - 141.0	146.8
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Operating Income 2022 Guidance
(Unaudited)
(In millions)

	2022	2021
GAAP Operating Income	240 - 265	$275.9
Adjustments:
Amortization of intangible assets	66 - 66	—
Transaction costs for business combinations	19 - 19	—
Severance and share-based compensation acceleration expense	23 - 23	—
Amortization of inventory step-up at fair value	14 - 15	—
Other one time Items	3 - 4
Adjusted Operating Income (1)	365 - 390	$275.9
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1). The adjusted operating income is adjusted for acquisition related costs.